                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                          EASTGROUP PROPERTIES, INC.,

                            EASTGROUP-MERIDIAN, INC.

                                      and

                      MERIDIAN POINT REALTY TRUST VIII CO.



                           Dated:  February 18, 1998

                               TABLE OF CONTENTS

ARTICLE I            The Offer.............................................   1
     Section 1.1     The Offer.............................................   1
     Section 1.2     Company Actions.......................................   3

ARTICLE II           The Merger............................................   4
     Section 2.1     The Merger............................................   4
     Section 2.2     Effective Date of the Merger..........................   4

ARTICLE III          The Surviving Corporation.............................   5
     Section 3.1     Certificate of Incorporation..........................   5
     Section 3.2     Bylaws................................................   5
     Section 3.3     Board of Directors; Officers..........................   5
     Section 3.4     Effects of Merger.....................................   5

ARTICLE IV           Conversion of Shares..................................   5
     Section 4.1     Merger Consideration..................................   5
     Section 4.2     Exchange of Certificates Representing Company
                     Preferred Shares and Company Common Shares............   6
     Section 4.3     Return of Exchange Fund...............................   7
     Section 4.4     Shareholders Meeting; Preparation of Proxy               7
                     Statement.............................................
     Section 4.5     Dissenting Shares.....................................   8
     Section 4.6     Closing of the Company's Transfer Books...............   8
     Section 4.7     Assistance in Consummation of the Merger..............   9
     Section 4.8     Closing...............................................   9

ARTICLE V            Representations and Warranties of Purchaser...........   9
     Section 5.1     Representations and Warranties of Purchaser...........   9
     Section 5.2     Organization..........................................   9
     Section 5.3     Authorization of Transaction..........................   9
     Section 5.4     Noncontravention......................................  10
     Section 5.5     Brokers' Fees.........................................  10
     Section 5.6     Disclosure............................................  10
     Section 5.7     Financing.............................................  10

ARTICLE VI           Representations and Warranties of Sub.................  11
     Section 6.1     Representations and Warranties of Sub.................  11
     Section 6.2     Organization..........................................  11
     Section 6.3     Authorization of Transaction..........................  11
     Section 6.4     Noncontravention......................................  11

                                       i
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                                                                            Page
                                                                            ----

 ARTICLE VII         Representations and Warranties of the Company.........  11
     Section 7.1     Representations and Warranties of the Company.........  11
     Section 7.2     Organization, Qualification and Corporate Power.......  12
     Section 7.3     Capitalization........................................  12
     Section 7.4     Authorization of Transaction..........................  13
     Section 7.5     Noncontravention......................................  13
     Section 7.6     Filings with the Securities and Exchange Commission...  13
     Section 7.7     Financial Statements..................................  13
     Section 7.8     Absence of Certain Changes............................  14
     Section 7.9     Tax Returns and Audits................................  14
     Section 7.10    Properties............................................  15
     Section 7.11    Employee Benefit Plans................................  15
     Section 7.12    Environmental Matters.................................  16
     Section 7.13    Related Party Transactions............................  16
     Section 7.14    Contracts and Commitments.............................  17
     Section 7.15    Disclosure............................................  17
     Section 7.16    Broker's Fees.........................................  17
     Section 7.17    Shareholder Rights Plan Inapplicable..................  17
     Section 7.18    Takeover Provisions Inapplicable......................  18
     Section 7.19    Voting Requirements...................................  18

ARTICLE VIII         Contingent Options of Purchaser.......................  18
     Section 8.1     Grant of Common Share Option..........................  18
     Section 8.2     Grant of Preferred Share Option.......................  18
     Section 8.3     Exercise of Options...................................  19
     Section 8.4     Payment of Purchase Price and Delivery of
                     Certificates..........................................  19
     Section 8.5     Securities Act........................................  19
     Section 8.6     Adjustment upon Changes in Capitalization.............  19

ARTICLE IX           Conduct of Business Pending the Merger................  20
     Section 9.1     Conduct of Business by the Company Pending the Merger.  20
     Section 9.2     No Distributions......................................  22
     Section 9.3     Maintenance of REIT Status............................  22

ARTICLE X            Additional Agreements.................................  23
     Section 10.1    Access and Information................................  23
     Section 10.2    Filings...............................................  23
     Section 10.3    Indemnification and Insurance.........................  23
     Section 10.4    HSR Act; Other Action.................................  24
     Section 10.5    Additional Agreements.................................  25

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                                                                            Page
                                                                            ----

     Section 10.6    Acquisition Proposals.................................  25
     Section 10.7    Trustees..............................................  26
     Section 10.8    Payment of Fees by the Company........................  27

ARTICLE XI           Conditions Precedent..................................  27
     Section 11.1    Conditions Precedent to the Obligations of
                     Each Party............................................  27
     Section 11.2    Additional Conditions Precedent to the
                     Obligations of Purchaser and Sub If the Offer
                     is not Consummated....................................  27

ARTICLE XII          Termination, Amendment and Waiver.....................  29
     Section 12.1    Termination...........................................  29
     Section 12.2    Effect of Termination.................................  30
     Section 12.3    Payment of Termination Amount.........................  30
     Section 12.4    Payment to Company on Certain Termination.............  32
     Section 12.5    Amendment.............................................  33
     Section 12.6    Waiver................................................  33

ARTICLE XIII         General Provisions....................................  33
     Section 13.1    Non-Survival of Representations, Warranties             33
                     and Agreements........................................
     Section 13.2    Notices...............................................  33
     Section 13.3    Fees and Expenses.....................................  34
     Section 13.4    Publicity.............................................  35
     Section 13.5    Interpretation........................................  35
     Section 13.6    Miscellaneous.........................................  35
     Section 13.7    Specific Performance..................................  35

EXHIBIT A            Conditions of the Offer

                          AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER (the "Merger Agreement"), dated as of February 18, 1998 is by and among EASTGROUP PROPERTIES, INC., a Maryland corporation ("Purchaser"), EASTGROUP-MERIDIAN, INC., a Missouri corporation and a wholly-owned subsidiary of Purchaser ("Sub"), and MERIDIAN POINT REALTY TRUST VIII CO., a Missouri corporation (the "Company").

                             W I T N E S S E T H :
                             - - - - - - - - - -

     WHEREAS, the Board of Directors of Purchaser and the Board of Trustees of the Company have approved the acquisition of the Company by Purchaser;

     WHEREAS, in furtherance of such acquisition, Purchaser proposes to cause Sub to make a tender offer (as it may be amended from time to time as permitted under this Merger Agreement, the "Offer"), to purchase all the issued and outstanding Company Common Shares and Company Preferred Shares (both as defined in this Merger Agreement) not owned by Sub or Purchaser at a price per Company Common Share of $8.50 net to the seller in cash (such price, the "Common Share Offer Price"), and at a price per Company Preferred Share of $10.00 net to the seller in cash (such price, the "Preferred Share Offer Price"), upon the terms and subject to the conditions set forth in this Merger Agreement; and the Board of Trustees of the Company has approved the Offer and is recommending that the Company's shareholders accept the Offer;

     WHEREAS, the Board of Directors of Purchaser and the Board of Trustees of the Company have approved the Offer and the merger of Sub into the Company (the "Merger"), upon the terms and subject to the conditions set forth in the Offer and herein.

     NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein the parties hereto agree as follows:


                                   ARTICLE I

                                   The Offer

     Section 1.1  The Offer.
                  ---------

                  (a) Subject to the provisions of this Merger Agreement, as promptly as practicable, but in no event later than February 23, 1998, Sub shall, and Purchaser shall cause Sub to, commence the Offer. The obligation of Sub to, and of Purchaser to cause Sub to, commence the Offer and accept for payment, and pay for, any Company Common Shares and Company Preferred Shares tendered pursuant to the Offer shall be subject to the conditions set forth in Exhibit A (any of which, including the Minimum Condition (as defined in Exhibit A) may be waived by Sub in its sole discretion) and to the terms and conditions of this Merger Agreement. Sub expressly reserves the right to modify the terms of the Offer, except that, without the consent of the Company, Sub shall not (i) reduce the number of Company Common Shares and Company Preferred Shares to be purchased in the Offer; (ii) reduce the Common Share Offer Price or the Preferred Share Offer Price, except as otherwise provided in this Merger Agreement; (iii) modify or add to the conditions set forth in Exhibit A in any manner that the Board of Trustees of the Company, in the exercise of its fiduciary obligations, determines to be adverse to the holders of Company Common Shares or Company Preferred Shares;
(iv) except as provided in the next sentence, extend the Offer; (v) change the form of consideration payable in the Offer; or (vi) amend any other term of the Offer in a manner that the Board of Trustees of the Company, in the exercise of its fiduciary obligations, determines to be adverse to the holders of Company Common Shares and Company Preferred Shares. Notwithstanding the foregoing, Sub may, without the consent of the Company, (i) extend the Offer beyond the scheduled expiration date (the initial scheduled expiration date being 20 business days following commencement of the Offer) for a period not to exceed 20 business days, if at the scheduled expiration date of the Offer any of the conditions to Sub's obligation to accept for payment, and pay for, Company Common Shares and Company Preferred Shares shall not be satisfied or waived, until such time as such conditions are satisfied or waived; or (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer. Subject to the terms and conditions of the Offer and this Merger Agreement, Sub shall, and Purchaser shall cause Sub to, accept for payment, and pay for, all Company Common Shares and Company Preferred Shares validly tendered and not withdrawn pursuant to the Offer that Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer as soon as practicable after the expiration of the Offer.

                  (b) On the date of commencement of the Offer, Purchaser and Sub shall file with the SEC a Tender Offer Statement on Schedule 14D-1 with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule 14D-1 and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"). Purchaser and Sub agree that the Offer Documents shall comply as to form in all material respects with the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), and the Offer Documents on the date first published, sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Purchaser or Sub with respect to information supplied by the Company specifically for inclusion in the Offer Documents. Each of Purchaser, Sub and the Company agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Purchaser and Sub further agrees to take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and to be disseminated to the Company's shareholders, in each case as and to the extent required by applicable Federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment upon the Offer Documents and all amendments and supplements thereto prior to their filing with the SEC or dissemination to shareholders of the Company. Purchaser and Sub agree to provide the Company and its counsel any comments Purchaser, Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

                  (c) Subject to the terms and conditions of the Offer, Purchaser shall provide or cause to be provided to Sub on a timely basis the funds necessary to accept for payment, and pay for, any Company Common Shares and Company Preferred Shares that Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer.

     Section 1.2  Company Actions.
                  ---------------

                  (a) The Company hereby approves of and consents to the Offer and represents that the Board of Trustees of the Company, at a meeting duly called and held, duly and unanimously adopted resolutions approving the Offer determining that the terms of the Offer are fair to, and in the best interests of, the Company's shareholders and recommending that the Company's shareholders accept the Offer and tender their shares pursuant to the Offer and approve and adopt this Merger Agreement. The Company has been advised by each of its trustees and by each executive officer who as of the date hereof is aware of the transactions contemplated hereby, that each such person (i) intends to tender pursuant to the Offer all Company Common Shares and Company Preferred Shares owned by such person; or (ii) intends to vote all Company Common Shares or Company Preferred Shares owned by such person in favor of the Merger to the extent a shareholders' meeting is held in accordance with Section 4.4.

                  (b) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the "Schedule 14D-9"), containing the recommendation described in paragraph (a) and shall mail the Schedule 14D-9 to the shareholders of the Company. The Company agrees that the Schedule 14D-9 shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Each of the Company, Purchaser and Sub agrees promptly to correct any information provided by it for use in the
Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company's shareholders, in each case as and to the extent required by applicable Federal securities laws. Purchaser and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule 14D-9 and all amendments and supplements thereto prior to their filing with the SEC or dissemination to shareholders of the Company. The Company agrees to provide Purchaser and its counsel in writing with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments.

                  (c) In connection with the Offer, the Company shall cause its transfer agent to furnish Sub promptly with mailing labels containing the names and addresses of the record holders of Company Common Shares and Company Preferred Shares as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of shareholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of Company Common Shares and Company Preferred Shares, and shall furnish to Sub such information and assistance (including updated lists of shareholders, security position listings and computer files) as Purchaser may reasonably request in communicating the Offer to the Company's shareholders. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Purchaser and Sub and their agents shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger and, if this Merger Agreement shall be terminated, will, upon request, deliver, and will use their best efforts to cause their agents to deliver, to the Company all copies of such information then in their possession or control.



                                  ARTICLE II

                                  The Merger

     Section 2.1  The Merger.  Upon the terms and subject to the conditions
                  ----------
hereof, on the Effective Date (as defined in Section 2.2), Sub shall be merged into the Company and the separate existence of Sub shall thereupon cease, and the name of the Company, as the surviving corporation in the Merger (the "Surviving Corporation"), shall by virtue of the Merger remain Meridian Point Realty Trust VIII Co.

     Section 2.2  Effective Date of the Merger.  The Merger shall become
                  ----------------------------
effective when a properly executed Certificate of Merger is duly filed with the Secretary of State of the State of Missouri, which filing shall be made as soon as practicable after the closing of the transactions contemplated by this Merger Agreement in accordance with Section 4.8. When used in this Merger Agreement, the term "Effective Date" shall mean the date and time at which such Certificate is so filed or at such time thereafter as is provided in such Certificate.

                                 ARTICLE III

                           The Surviving Corporation

     Section 3.1  Certificate of Incorporation.  The Certificate of
                  ----------------------------
Incorporation, as amended, of the Company shall be the Certificate of Incorporation of the Surviving Corporation after the Effective Date, and thereafter may be amended in accordance with its terms and as provided by law and this Merger Agreement.

     Section 3.2  Bylaws.  The Bylaws of the Company as in effect on the
                  ------
Effective Date shall be the Bylaws of the Surviving Corporation.

     Section 3.3  Board of Directors; Officers.  The directors and officers of
                  ----------------------------
Sub immediately prior to the Effective Date shall be the directors and officers of the Surviving Corporation in each case until their respective successors are duly elected and qualified.

     Section 3.4  Effects of Merger.  The Merger shall have the effects set
                  -----------------
forth in Section 351.450 of the Missouri General and Business Corporation Law (the "GBCL").


                                   ARTICLE IV

                              Conversion of Shares

     Section 4.1  Merger Consideration.  As of the Effective Date, by virtue of
                  --------------------
the Merger and without any action on the part of any holder of any common stock, $0.001 par value per share, of the Company ("Company Common Shares"), or any holder of any preferred stock, $0.001 par value per share, of the Company ("Company Preferred Shares"):

                  (a) All Company Common Shares or Company Preferred Shares which are held by the Company or any subsidiary of the Company, and any Company Common Shares or Company Preferred Shares owned by Purchaser and Sub, shall be cancelled.

                  (b) Each Company Preferred Share issued and outstanding immediately prior to the Effective Date, (other than Dissenting Shares (as hereinafter defined) representing Company Preferred Shares and those Company Preferred Shares to be canceled pursuant to Section 4.1(a)) shall, by virtue of the Merger and without any action on the part of the Company, Purchaser, Sub or the holders of any of the securities of any of these companies, be converted into the right to receive from Sub in cash, without interest, the price per Company Preferred Share paid pursuant to the Offer (the "Preferred Merger Price").

                  (c) At the Effective Date, each Company Common Share issued and outstanding immediately prior to the Effective Date (other than Dissenting Shares representing Company Common Shares and those Company Common Shares to be canceled pursuant to Section 4.1(a)) shall, by virtue of the Merger and without any action on the part of the Company, Purchaser, Sub or the holders of any of the securities of any of these companies, be converted into the right to receive from Sub in cash, without interest, the price per Company Common Share paid pursuant to the Offer (the "Common Merger Price").

                  (d) Each issued and outstanding share of the capital stock of Sub shall be converted into and become one fully paid and nonassessable common share, $0.001 par value per share, of the Surviving Corporation.

                  (e) As a result of the Merger and without any action on the part of the holders thereof, all Company Preferred Shares and Company Common Shares shall cease to be outstanding, shall be canceled and retired and shall cease to exist and each holder of a certificate (a "Certificate") representing any Company Preferred Shares and Company Common Shares shall thereafter cease to have any rights with respect to such Company Preferred Shares and Company Common Shares, except the right to receive, without interest, the Preferred Merger Price or the Common Merger Price.

     Section 4.2  Exchange of Certificates Representing Company Preferred Shares
                  --------------------------------------------------------------
and Company Common Shares.
-------------------------

                  (a) As of the Effective Date, Purchaser shall deposit, or shall cause to be deposited, with an exchange agent selected by Purchaser on or prior to the Effective Date (the "Exchange Agent"), for the benefit of the holders of Company Preferred Shares and Company Common Shares, for exchange in accordance with this Article 4, the cash representing the aggregate of the Preferred Merger Price and the Common Merger Price (the "Exchange Fund") to be issued pursuant to Section 4.1 and paid pursuant to this Section 4.2, respectively, in exchange for outstanding Company Preferred Shares and Company Common Shares.

                  (b) Promptly after the Effective Date, Purchaser shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Purchaser may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Preferred Merger Price and the Common Merger Price. Upon surrender of a Certificate representing Company Preferred Shares or Company Common Shares for cancellation to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate representing Company Preferred Shares or Company Common Shares shall be entitled to receive in exchange therefor a check representing cash in the amount of the Preferred Merger Price or Common Merger Price, as appropriate, times the number of Company Preferred Shares or Company Common Shares, respectively, represented by such Certificate(s) less any amount required to be withheld under applicable Federal income tax laws and regulations, and the Certificate(s) so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash representing the Preferred Merger Price and the Common Merger Price. In the event of a transfer of ownership of Company Preferred Shares or Company Common Shares which is not registered in the transfer records of the Company, a check representing cash in the amount of the Preferred Merger Price or Common Merger Price, as appropriate, times the number of Company Preferred Shares or Company Common Shares, respectively, represented by such Certificate(s) less any amount required to be withheld under applicable Federal income tax regulations, may be issued to such a transferee if the Certificate representing such Company Preferred Shares or Company Common Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

                  (c) At and after the Effective Date, there shall be no transfers on the stock transfer books of the Company of Company Preferred Shares or Company Common Shares which were outstanding immediately prior to the Effective Date. If, after the Effective Date, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for certificates for the amount of cash, without interest, into which the Company Preferred Shares or the Company Common Shares theretofore represented by such Certificates shall have been converted pursuant to this Article IV. No interest shall accrue or be paid on any portion of the Preferred Merger Price or the Common Merger Price.

     Section 4.3  Return of Exchange Fund.  Any portion of the Exchange Fund
                  -----------------------
(including the proceeds of any investments thereof) that remains unclaimed by the former shareholders of the Company one year after the Effective Date shall be delivered to the Surviving Corporation. Any former shareholders of the Company who have not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for payment of the cash amount, without interest, as determined pursuant to this Article IV. None of Purchaser, Sub, the Company, the Exchange Agent or any other person shall be liable to any former holder of Company Preferred Shares or Company Common Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent or the Surviving Corporation will issue in exchange for such lost, stolen or destroyed Certificate the cash amount, without interest, as determined pursuant to Section 4.1.

     Section 4.4  Shareholders Meeting; Preparation of Proxy Statement.
                  ----------------------------------------------------

                  (a) The Company will, at Purchaser's request, duly call, give notice of, convene and hold a meeting of the holders of Company Common Shares and Company Preferred Shares if such meeting is required by applicable law for the purpose of approving this Merger Agreement and the transactions contemplated by this Merger Agreement. The Company will, through its Board of Trustees, recommend to its shareholders approval of this Merger Agreement, the Merger and the transactions contemplated by this Merger Agreement. At the meeting, Purchaser shall cause all of Company Common Shares and Company Preferred Shares then actually or beneficially owned by Purchaser, Sub or any of their subsidiaries to be voted in favor of the Merger. Notwithstanding the foregoing, if Sub or any other subsidiary of Purchaser shall acquire (i) at least 90% of the outstanding Company Common Shares and (ii) at least 90% of the outstanding Company Preferred Shares, the parties shall, at the request of Purchaser, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a meeting in accordance with Section 351.447 of the GBCL.

                  (b) The Company will, at Purchaser's request, prepare and file a preliminary Proxy Statement (the "Proxy Statement") with the SEC and will use its best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the Company's shareholders as promptly as practicable after responding to all such comments to the satisfaction of the staff. The Company will notify Purchaser promptly of the receipt of any comments from the SEC or its staff and of any requests by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Purchaser with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company will promptly prepare and mail to its shareholders such an amendment or supplement. The Company will not mail any Proxy Statement, or any amendment or supplement thereto, to which Purchaser reasonably objects.

     Section 4.5  Dissenting Shares.  Section 351.455 of the GBCL provides
                  -----------------
dissenter's rights in connection with the Merger to the shareholders of the Company. Notwithstanding anything in this Merger Agreement to the contrary, any issued and outstanding Company Common Shares or Company Preferred Shares held by a person (a "Dissenting Shareholder") who objects to the Merger and complies with all the provisions of the GBCL concerning the right of holders of Company Common Shares and Company Preferred Shares to dissent from the Merger and require appraisal of their Company Common Shares or Company Preferred Shares ("Dissenting Shares") shall not be converted as described in Section 4.1 but shall become the right to receive such consideration as may be determined to be due to such Dissenting Shareholder pursuant to the laws of the State of Missouri; provided, however, that Company Common Shares or Company Preferred Shares outstanding immediately prior to the Effective Date and held by a Dissenting Shareholder who shall, after the Effective Date, withdraw his demand for appraisal or lose his right of appraisal, in either case pursuant to the GBCL, shall be deemed to be converted as of the Effective Date, into the right to receive the cash amount, without interest, as provided in Section 4.1(b) or
(c), as appropriate. The Company shall give Purchaser (i) prompt notice of any demands for appraisal of Company Common Shares or Company Preferred Shares received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Purchaser make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

     Section 4.6  Closing of the Company's Transfer Books.  At the Effective
                  ---------------------------------------
Date, each holder of a Certificate(s) theretofore representing Company Common Shares or Company Preferred Shares shall cease to have any rights as a shareholder of the Company and shall not be deemed to be a shareholder of, or be entitled to any rights of a shareholder with respect to the Surviving Corporation but thereafter shall have only the rights set forth in Sections 4.1, 4.2, 4.3 and 4.5. At the Effective Date, the stock transfer books of the Company shall be closed and no transfer of Company Common Shares or Company Preferred Shares shall be made thereafter. In the event that, after the Effective Date, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the cash amount, without interest, as provided in Section 4.1(b) or (c), as appropriate.

     Section 4.7  Assistance in Consummation of the Merger.  Purchaser, Sub and
                  ----------------------------------------
the Company shall provide all reasonable assistance to, and shall cooperate with, each other to bring about the consummation of the Merger as soon possible in accordance with the terms and conditions of this Merger Agreement.

     Section 4.8  Closing.  The closing of the transactions contemplated by this
                  -------
Merger Agreement shall take place at the offices of Pruess Walker & Shanagher, LLP, San Francisco, California at 10:00 a.m. local time on the date specified by the parties which shall be no later than the third business day after the day on which the last of the conditions set forth in Article XI is fulfilled or waived or at such other time and place as Purchaser and the Company shall agree in writing.


                                   ARTICLE V

                  Representations and Warranties of Purchaser

     Section 5.1  Representations and Warranties of Purchaser.  The Purchaser
                  -------------------------------------------
represents and warrants to the Company that the statements contained in this Merger Agreement are correct and complete as of the date of this Merger Agreement.

     Section 5.2  Organization.  The Purchaser is a corporation duly organized,
                  ------------
validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

     Section 5.3  Authorization of Transaction.  Purchaser has full power and
                  ----------------------------
authority (including full corporate power and authority) to execute and deliver this Merger Agreement and to perform its obligations hereunder. This Merger Agreement constitutes the valid and legally binding obligation of Purchaser, enforceable in accordance with its terms and conditions. Other than in connection with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the GBCL, the Exchange Act, the Securities Act, and the state securities laws, Purchaser does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the parties to consummate the transactions contemplated by this Merger Agreement, except to the extent such failure to give notice to file or to obtain any authorization, consent or approval would not have a material adverse effect on the financial condition, properties, results of operations or business of the Purchaser or its subsidiaries taken as a whole or except such things that would not have a material adverse effect on the ability of the Purchaser to consummate the transaction contemplated by this Merger Agreement (a "Purchaser Material Adverse Effect").

     Section 5.4  Noncontravention.  Neither the execution and the delivery of
                  ----------------
this Merger Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which Purchaser is subject or any provision of the charter or bylaws of Purchaser or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, lease, sublease, license, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, security interest, or other obligation to which Purchaser is a party or by which it is bound or to which any of its assets is subject, except to the extent such violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or security interest would not have a Purchaser Material Adverse Effect.

     Section 5.5  Brokers' Fees.  Other than its obligations to PaineWebber
                  -------------
Incorporated, Purchaser does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Merger Agreement for which any of the Company and its subsidiaries could become liable or obligated prior to the consummation of the Merger.

     Section 5.6  Disclosure.  None of the information supplied or to be
                  ----------
supplied by Purchaser for inclusion or incorporation by reference in the Offer Documents, the Schedule 14D-9, the Information Statement (as defined in Section 7.15) or the Proxy Statement will, in the case of the Offer Documents, the
Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the Company's shareholders, or, in the case of the Proxy Statement, at the date the Proxy Statement is first mailed to the Company's shareholders or at the time of the meeting of the Company's shareholders held to vote on approval and adoption of this Merger Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation or warranty is made by Purchaser with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

     Section 5.7  Financing.  The Purchaser has, and at the date of consummation
                  ---------
of the Offer will have, cash, cash equivalent assets and/or financing in an amount sufficient to consummate the Offer.

                                  ARTICLE VI

                     Representations and Warranties of Sub

     Section 6.1  Representations and Warranties of Sub.  Sub represents and
                  -------------------------------------
warrants to the Company that the statements contained in this Merger Agreement are correct and complete as of the date of this Merger Agreement.

     Section 6.2  Organization.  Sub is a corporation duly organized, validly
                  ------------
existing, and in good standing under the laws of the jurisdiction of its incorporation.

     Section 6.3  Authorization of Transaction.  Sub has full power and
                  ----------------------------
authority (including full corporate power and authority) to execute and deliver this Merger Agreement and to perform its obligations hereunder. This Merger Agreement constitutes the valid and legally binding obligation of Sub, enforceable in accordance with its terms and conditions. Other than in connection with the provisions of the HSR Act, the GBCL, the Exchange Act, the Securities Act, and the state securities laws, Sub does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the parties to consummate the transactions contemplated by this Merger Agreement.

     Section 6.4  Noncontravention.  Neither the execution and the delivery of
                  ----------------
this Merger Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which Sub is subject or any provision of the charter or bylaws of Sub or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, lease, sublease, license, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, security interest, or other obligation to which Sub is a party or by which it is bound or to which any of its assets is subject, except to the extent such violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or security interest would not have a material adverse effect on the financial condition, properties, results of operations or business of Sub or except such things that would not have a material adverse effect on the ability of Sub to consummate the transaction contemplated by this Merger Agreement (a "Sub Material Adverse Effect").


                                  ARTICLE VII

                 Representations and Warranties of the Company

     Section 7.1  Representations and Warranties of the Company.  The Company
                  ---------------------------------------------
represents and warrants to Purchaser and Sub that the statements contained in this Merger Agreement are correct and complete. The disclosure schedule delivered by the Company to Purchaser and Sub concurrent with the execution of this Merger Agreement and which constitutes a part of this Merger Agreement (the "Disclosure Schedule") will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article VII. Any item disclosed in a particular section of the Disclosure Schedule shall not be deemed disclosed for any purpose other than the representation in this Merger Agreement corresponding to such section. For purposes of this Merger Agreement, the term "Material Adverse Effect" means any change, effect or circumstance (or any development that, insofar as can reasonably be foreseen, is likely to result in any change, effect or circumstance) that (i) is materially adverse to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the Company and its subsidiaries taken as a whole; (ii) would materially impair the ability of the Company to perform its obligations under this Merger Agreement; or (iii) would prevent or inhibit the timely consummation of the Offer, the Merger or the transactions contemplated by this Merger Agreement.
Any qualification to any representation or warranty of the Company herein to the effect that any exception to such representation or warranty has not, does not, or would not have a Material Adverse Effect shall be deemed to mean that such exception, together with similar exceptions to all other representations and warranties of the Company that are so qualified, has not, does not, or would not have a Material Adverse Effect.

     Section 7.2  Organization, Qualification and Corporate Power.
                  -----------------------------------------------

                  (a) Each of the Company and its subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. To the Company's knowledge, each of the Company and its subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction in which the Company and its subsidiaries own properties. Each of the Company and its subsidiaries has full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it.

                  (b) To the Company's knowledge, all the outstanding shares of capital stock of each such subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company, by another subsidiary of the Company or by the Company and another subsidiary, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever. Except for the capital stock of its subsidiaries and except for the other ownership interests set forth in the Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity.

     Section 7.3  Capitalization.  The entire authorized capital stock of the
                  --------------
Company consists of 25,000,000 Company Common Shares and 25,000,000 Company Preferred Shares. As of the date of this Merger Agreement, 1,709,937 Company Common Shares are issued and outstanding and none are held in treasury, and 5,273,927 Company Preferred Shares are issued and outstanding and none are held in treasury. All of the issued and outstanding Company Common Shares and Company Preferred Shares have been duly authorized and are validly issued, fully paid, and nonassessable. There are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights, or other agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance, disposition, or acquisition of any of its capital stock. Except for the Stock Appreciation Rights Agreement between the Company and Robert H. Gidel dated September 21, 1997 (the "SAR Agreement"), there are no outstanding or authorized stock appreciation, phantom stock, or similar rights with respect to the Company.

     Section 7.4  Authorization of Transaction.  The Company has full corporate
                  ----------------------------
power and authority to execute and deliver this Merger Agreement and to perform its obligations hereunder; provided, however, that the Company cannot consummate the Merger unless and until it receives the requisite Company shareholder approval under the GBCL and the Company's Certificate of Incorporation, as amended (the "Company's Certificate"), if such approval is required under the GBCL. This Merger Agreement has been duly executed and delivered by the Company and constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms and conditions. Other than in connection with the provisions of the HSR Act, the GBCL, the Exchange Act, the Securities Act, and the state securities laws, none of the Company and its subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the parties hereto to consummate the transactions contemplated by this Merger Agreement, except to the extent the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect.

     Section 7.5  Noncontravention.  Neither the execution and the delivery of
                  ----------------
this Merger Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which any of the Company and its subsidiaries is subject except to the extent such violation would not have a Material Adverse Effect; (b) violate any provision of the charter or bylaws of any of the Company and its subsidiaries; or (c) except as set forth in the Disclosure Schedule, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, lease, sublease, license, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, security interest, or other obligation to which any of the Company and its subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any security interest upon any of its assets) except to the extent the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or security interest would not have a Material Adverse Effect.

     Section 7.6  Filings with the Securities and Exchange Commission.  The
                  ---------------------------------------------------
Company has made all filings with the SEC that it has been required to make within the past three years under the Securities Act and the Exchange Act (collectively the "Public Reports"). Each of the Public Reports has complied with the Securities Act and the Exchange Act in all material respects.

     Section 7.7  Financial Statements.  The Company has filed a Quarterly
                  --------------------
Report on Form 10-Q for the fiscal quarter ended September 30, 1997 (the "Most Recent Fiscal Quarter End"), and an Annual Report on Form 10-K for the fiscal year ended December 31, 1996. To the Company's knowledge, the financial statements included in or incorporated by reference into these Public Reports (including the related notes and schedules) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby and present fairly in all material respects the financial condition of the Company and its subsidiaries as of the indicated dates and the results of operations of the Company and its subsidiaries for the indicated periods.

     Section 7.8  Absence of Certain Changes.  Except as disclosed in the Public
                  --------------------------
Reports, since December 31, 1996 through the date of this Merger Agreement, the Company and its subsidiaries have conducted their respective businesses in the ordinary and usual course of such businesses and there has not been (i) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock; (ii) any split, combination or reclassification of any of Company Common Shares or Company Preferred Shares or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for Company Common Shares or Company Preferred Shares; (iii) any granting by the Company or any of its subsidiaries of any increase in compensation, except in the ordinary course of business consistent with prior practice; or (iv) to the Company's knowledge, any change which individually or in the aggregate has had or is reasonably likely to have a Material Adverse Effect.

     Section 7.9  Tax Returns and Audits.
                  ----------------------

                  (a) To the Company's knowledge, the Company and its subsidiaries have timely filed or timely requested an extension for filing all material returns, declarations, reports, estimates, information returns and statements ("Returns") required to be filed or sent by them in respect of any Taxes (as hereinafter defined).

                  (b) To the Company's knowledge, all taxes required to be shown on Returns filed by the Company or any subsidiary as of the date hereof (without regard to extensions) have been paid in full or adequate provision has been made for any such Taxes on the Company's balance sheet dated as of the Most Recent Fiscal Quarter End (in accordance with generally accepted accounting principles), except for such Taxes that, alone or in the aggregate, do not constitute a material amount.

                  (c) To the Company's knowledge, as of the date of this Merger Agreement, there are no outstanding audit examinations, deficiencies or refund litigation with respect to any Taxes of the Company or any subsidiary that are reasonably likely to result in determinations that in the aggregate would have a Material Adverse Effect. All Taxes due with respect to completed and settled examinations or concluded litigation examinations or concluded litigation relating to the Company have been paid in full or adequate provision has been made for any such Taxes on the Company's balance sheet (in accordance with generally accepted accounting principles).

                  (d) For its taxable year ended December 31, 1989 and at all times thereafter up to and including the date hereof except for the taxable years ended December 31, 1992 and 1993, the Company has qualified to be treated as a REIT within the meaning of Sections 856-860 of the Code, including, without limitation, the requirements of Sections 856 and 857 of the Code. To the Company's knowledge, the Company has at all times except for the taxable years ended December 31, 1987, 1988, 1992 and 1993 met all requirements necessary to be treated as a REIT for purposes of the income tax provisions of those states in which the Company is subject to income tax and which provide for the taxation of a REIT in a manner similar to the treatment of REITs under Sections 856-860 of the Code.

                   (e) To the Company's knowledge, each of the Company's subsidiaries of which all the outstanding capital stock is owned solely by the Company is a "Qualified REIT Subsidiary" as defined in Section 856(i) of the Code. The Company's subsidiaries which are partnerships are, and have been at all times, properly classified as partnerships for federal income tax purposes and have not been classified as publicly-traded partnerships for federal income tax purposes.

                   For purposes of this Merger Agreement, "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including without limitation all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding payroll, employment, excise, severance, stamp, occupation, property or other taxes, customs, duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) upon the Company or any subsidiary.

     Section 7.10  Properties.  To the Company's knowledge, the Company has
                   ----------
obtained all material certificates, permits and licenses from any governmental authority having jurisdiction over any of the real estate properties owned by the Company or any Company subsidiary (the "Company Properties") which are not the responsibility of tenants. The Company has previously furnished to Purchaser complete and correct copies of reports of structural engineers with respect to each Company Property. To the Company's knowledge, other than as set forth in such reports, there are no material structural defects or physical damage in any Company Property or building system contained therein. Neither the Company nor any of the subsidiaries of the Company has received any notice to the effect that (A) any condemnation or rezoning proceedings are pending or threatened with respect to any of the Company Properties or (B) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Company Properties or by the continued maintenance, operation or use of the parking areas.

     Section 7.11  Employee Benefit Plans.
                   ----------------------

                   (a)  Definitions.  For purposes of this Section 7.11:

                        (i)  Arrangements.  The term "Arrangement" means any
                             ------------
material written personnel policy (including, but not limited to, vacation time, holiday pay, bonus programs, moving expense reimbursement programs and sick leave), salary reduction agreement, change-in-control agreement, employment agreement, stock option plan, consulting agreement or any other material written benefit program, agreement or contract, other than a Plan.

                        (ii)   Plan.  The term "Plan" means any employee benefit
                               ----
plan as defined in Section 3(3) of ERISA (other than a Multiemployer Plan).

                        (iii)  Multiemployer Plan.  The term "Multiemployer
                               ------------------
Plan" means any employee benefit plan that is a "multiemployer plan" within the meaning of Section 3(37) of ERISA.

                        (iv)   Control Group.  The term "Control Group" means a
                               -------------
controlled group of corporations of which the Company is a member within the meaning of Section 414(b) of the Code, any group of corporations or entities under common control with the Company within the meaning of Section 414(c) of the Code or any affiliated service group of which the Company is a member within the meaning of Section 414(m) of the Code.

                        (v)    ERISA.  The term "ERISA" means the Employee
                               -----
Retirement Income Security Act of 1974, as amended.

                   (b) No Arrangements, Plans, or Multiemployer Plans. Neither the Company nor any Control Group member: (i) maintains an Arrangement or Plan;
(ii) is or is expected to be liable to the Pension Benefit Guaranty Corporation with respect to any Plan; (iii) is or has been obligated to contribute to a Multiemployer Plan; or (iv) is or could become subject to any withdrawal liability within the meaning of Section 4201 of ERISA with respect to a Multiemployer Plan.

     Section 7.12  Environmental Matters.  The Company has previously furnished
                   ---------------------
to Purchaser and its counsel complete and correct copies of the most recent environmental audits, assessments and studies within the possession of the Company or any subsidiary with respect to the Company Properties. To the Company's knowledge, other than as set forth in such audits, assessments and studies, there are no conditions which would violate or cause the Company to be subject to any liability under any Environmental Laws nor has there been any release, as defined in Environmental Laws, of Hazardous Materials (as hereinafter defined) at, under or adjacent to any Company Property. Environmental Laws include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), the Resource Conservation and Recovery Act ("RCRA"), the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act of 1986, the Safe Drinking Water Act and any similar or local laws and regulations. For purposes of this Section 7.12, "Hazardous Materials" are any materials containing any (i) "hazardous substances" as defined by CERCLA or any similar applicable state law; (ii) petroleum, including crude oil or any fraction thereof; (iii) natural gas, natural gas liquids or synthetic gas usable fuel; and (iv) asbestos, polychlorinated biphenyls ("PCBs") or isomers of dioxin.

     Section 7.13  Related Party Transactions.  Except for the SAR Agreement,
                   --------------------------
the management agreement between the Company and TIS Financial Services Inc. and the agreement with Prudential Securities Incorporated referred to in Section 7.16, neither the Company nor any Company subsidiary has any arrangements, agreements and contracts (which are or will be in effect as of or after the date of this Merger Agreement) with (i) any consultant (excluding legal counsel, accountants and financial advisors); (ii) any person who is an officer, trustee, director or affiliate of the Company or any of the Company's subsidiaries, any relative of any of the foregoing or any entity of which any of the foregoing is an affiliate; or (iii) any person who acquired any capital stock of the Company in a private placement.

     Section 7.14  Contracts and Commitments.  The Disclosure Schedule sets
                   -------------------------
forth (i) all notes, debentures, bonds and other evidence of indebtedness which are secured or collateralized by mortgages, deeds of trust or other security interests in the Company Properties or personal property of the Company and each of the Company's subsidiaries and (ii) each commitment entered into by the Company or any of the Company's subsidiaries which may result in total payments by or liability of the Company or any of the Company's subsidiaries in excess of $500,000 and which may not be terminated within 90 days by the Company or the subsidiary of the Company which is a party thereto. None of the Company or any of the Company's subsidiaries has received any written notice of a default that has not been cured under any of the documents described in clause (i) above or is in default respecting any payment obligations thereunder beyond any applicable grace periods except where such default would not have a Material Adverse Effect. To the Company's knowledge, neither the Company nor any of the Company's subsidiaries is in default with respect to any obligations, which individually or in the aggregate are material, under any joint venture agreements to which the Company or any of the Company's subsidiaries is a party.

     Section 7.15  Disclosure.  The Schedule 14D-9, the information statement to
                   ----------
be filed by the Company in connection with the Offer pursuant to Rule 14f-1 promulgated under the Exchange Act (the "Information Statement") and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Purchaser or Sub for inclusion or incorporation by reference therein.

     Section 7.16  Broker's Fees.  None of the Company and its subsidiaries has
                   -------------
any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Merger Agreement except for the fees of Prudential Securities Incorporated provided for in an agreement between the Company and Prudential Securities Incorporated dated October 30, 1997, a complete and correct copy of which has been delivered to Purchaser.

     Section 7.17  Shareholder Rights Plan Inapplicable.  As of the date hereof
                   ------------------------------------
and at all times on or prior to the Effective Date, the Company's Shareholder Rights Plan is, and shall be, inapplicable to the Offer, Merger and the transactions contemplated by this Merger Agreement. The Board of Trustees of the Company, at a meeting duly called and held, has by the vote required by applicable law taken any necessary steps to redeem the rights issued under the Shareholder Rights Plan or to otherwise render the Company's Shareholder Rights Plan inapplicable to the Offer, the Merger and the transactions contemplated by this Merger Agreement.

     Section 7.18  Takeover Provisions Inapplicable.  As of the date hereof and
                   --------------------------------
at all times on or prior to the Effective Date, Sections 351.407 and 351.459 of the GBCL are, and shall be, inapplicable to the Offer, Merger and the transactions contemplated by this Merger Agreement.

     Section 7.19  Voting Requirements.  The affirmative vote of the holders of
                   -------------------
two-thirds of the outstanding Company Common Shares and Company Preferred Shares approving this Merger Agreement is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Merger Agreement, and the transactions contemplated by this Merger Agreement.


                                 ARTICLE VIII

                        Contingent Options of Purchaser

     Section 8.1  Grant of Common Share Option.  The Company hereby grants to
                  ----------------------------
Purchaser an irrevocable option (the "Common Share Option") to purchase for a price of $8.50 per share (the "Per Common Share Price") in cash a number of Company Common Shares (the "Optioned Common Shares") equal to the Applicable Common Share Amount. The "Applicable Common Share Amount" shall be the number of Company Common Shares which, when added to the number of Company Common Shares owned by Purchaser and Sub immediately prior to the exercise of the Common Share Option, would result in Purchaser owning immediately after the exercise of the Common Share Option 90% of the then outstanding Company Common Shares. Purchaser may exercise the Common Share Option only if at the time of exercise, it (a) shall have accepted Company Common Shares for payment pursuant to the Offer and (b) the Minimum Condition shall have been satisfied. The Common Share Option shall expire if not exercised prior to the earlier of the Effective Date and 12:00 midnight, Eastern time, on the date 15 business days after termination of the Offer.

     Section 8.2  Grant of Preferred Share Option.  The Company hereby grants to
                  -------------------------------
Purchaser an irrevocable option (the "Preferred Share Option") to purchase for a price of $10.00 per share (the "Per Preferred Share Price") in cash a number of Company Preferred Shares (the "Optioned Preferred Shares") equal to the Applicable Preferred Share Amount. The "Applicable Preferred Share Amount" shall be the number of Company Preferred Shares which, when added to the number of Company Preferred Shares owned by Purchaser and Sub immediately prior to the exercise of the Preferred Share Option, would result in Purchaser owning immediately after its exercise of the Preferred Share Option 90% of the then outstanding Company Preferred Shares. Purchaser may exercise the Preferred Share Option only if at the time of exercise, it (a) shall have accepted Company Preferred Shares for payment pursuant to the Offer and (b) the Minimum Condition shall have been satisfied. The Preferred Share Option shall expire if not exercised prior to the earlier of the Effective Date and 12:00 midnight, Eastern time, on the date 15 business days after termination of the Offer.

     Section 8.3  Exercise of Options.  Provided that the conditions to exercise
                  -------------------
the Common Share Option set forth in Section 8.1 are satisfied, or that the conditions to exercise the Preferred Share Option set forth in Section 8.2 are satisfied, Purchaser may exercise either the Common Share Option or the Preferred Share Option, respectively, only in whole at any time prior to such expiration of such options. In the event that Purchaser wishes to exercise the Common Share Option or the Preferred Share Option, Purchaser shall give written notice (the date of such notice being herein called the "Notice Date") to the Company specifying the number of Optioned Common Shares or Optioned Preferred Shares it will purchase pursuant to such exercise and a place and date (not later than ten business days from the Notice Date) for the closing of such purchase.

     Section 8.4  Payment of Purchase Price and Delivery of Certificates for
                  ----------------------------------------------------------
Optioned Shares.  At any closing hereunder, (a) Purchaser will make payment to
---------------
the Company of the full purchase price for the Optioned Common Shares or Optioned Preferred Shares in New York Clearing House funds by certified or official bank check payable to the order of the Company, in an amount equal to the product of the Per Common Share Price or Per Preferred Share Price, multiplied by the number of Optioned Common Shares or Optioned Preferred Shares, respectively, being purchased at such closing and (b) the Company will deliver to Purchaser a duly executed certificate or certificates representing the number of Optioned Common Shares or Optioned Preferred Shares so purchased, registered in the name of Purchaser or its nominee in the denomination designated by Purchaser or its notice of exercise.

     Section 8.5  Securities Act.  Purchaser represents that any Optioned Common
                  --------------
Shares or Optioned Preferred Shares purchased by Purchaser will be acquired for investment only and not with a view to any public distribution thereof and Purchaser will not offer to sell or otherwise dispose of any Optioned Common Shares or Optioned Preferred Shares so acquired by it in violation of the registration requirements of the Securities Act.

     Section 8.6  Adjustment upon Changes in Capitalization.  In the event of
                  -----------------------------------------
any change in the number of outstanding Company Common Shares or Company Preferred Shares by reason of any stock dividend, stock split, recapitalization, combination, exchange of shares, merger, consolidation, reorganization or the like or any other change in the corporate or capital structure of the Company that would have the effect of diluting Purchaser's rights hereunder, the number of Optioned Common Shares or the number of Optioned Preferred Shares and the Per Common Share Price or the Per Preferred Share Price, respectively, shall be adjusted appropriately so as to restore Purchaser to its rights hereunder with respect to such option; provided, however, that nothing in this Section 8.6 shall be construed as permitting the Company to take any action or enter into any transaction prohibited by this Merger Agreement.

                                 ARTICLE IX

                     Conduct of Business Pending the Merger

     Section 9.1  Conduct of Business by the Company Pending the Merger.
                  -----------------------------------------------------

                  (a) Prior to the Effective Date, except as specifically permitted by this Merger Agreement, unless the other party has consented in writing thereto, Purchaser and the Company:

                        (i) Shall use their reasonable best efforts, and shall cause each of their respective subsidiaries to use their reasonable best efforts, to preserve intact their business organizations and goodwill and keep available the services of their respective officers and employees;

                        (ii) Shall confer on a regular basis with one or more representatives of the other to report operational matters of materiality and, subject to Section 10.6, any proposals to engage in material transactions;

                        (iii) Shall promptly notify the other of any material emergency or other material change in the condition (financial or otherwise), business, properties, assets, liabilities, prospects or in the normal course of their businesses or in the operation of their properties, any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the breach in any material respect of any representation or warranty contained herein; and

                        (iv) Shall promptly deliver to the other true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Merger Agreement.

                  (b) Prior to the Effective Date, unless Purchaser has consented thereto, the Company:

                        (i) Shall, and shall cause each Company subsidiary to, conduct its operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted, subject to clauses
(ii)-(ix) below;

                        (ii) Shall not, and shall cause each Company subsidiary not to, acquire, enter into an option to acquire or exercise an option or contract to acquire additional real property, incur additional indebtedness, encumber assets or commence construction of, or enter into any agreement or commitment to develop or construct, any other type of real estate projects except for the transactions contemplated in the Disclosure Schedule;

                        (iii) Shall not amend the Articles or the Bylaws of the Company, and shall cause each Company subsidiary not to amend its charter, bylaws, joint venture documents, partnership agreements or equivalent documents except as contemplated by this Merger Agreement;

                        (iv) Shall not (A) issue any shares of its capital stock, effect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction, (B) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock, (C) increase any compensation or enter into or amend any employment agreement with any of its present or future officers or trustees, or (D) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any material respect, except for changes which are less favorable to participants in such plans;

                        (v) Shall not, and shall not permit any of the Company subsidiaries to, except in accordance with and as permitted under
Section 9.1(c) hereof, sell, lease or otherwise dispose of (A) any the Company Properties or any portion thereof or any of the capital stock of or partnership or other interests in any of the Company subsidiaries or (B) except in the ordinary course of business, any of its other assets which are material, individually or in the aggregate;

                        (vi) Shall not, and shall not permit any of the Company subsidiaries to, make any loans, advances or capital contributions to, or investments in, any other person;

                        (vii) Shall not, and shall not permit any of the Company subsidiaries to, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company Public Reports or incurred in the ordinary course of business consistent with past practice;

                        (viii) Shall not, and shall not permit any of the Company subsidiaries to, enter into any material commitment, contractual obligation, borrowing, capital expenditure or transaction (each, a "Commitment") which may result in total payments or liability by or to it in excess of $50,000 other than Commitments for expenses of attorneys, accountants and investment bankers incurred in connection with the Merger;

                        (ix) Shall not, and shall not permit any of the Company subsidiaries to, enter into any Commitment with any officer, trustee, director, consultant or affiliate of the Company or any of the Company subsidiaries; and

                        (x) Shall use its best efforts to assist the Purchaser in making contact with the financial institutions that are lenders to the Company for the purpose of obtaining any necessary consents.

                  (c) the Company shall not, without the written consent of Purchaser, which consent may not be unreasonably withheld, (i) effect any material change in any lease or occupancy agreement currently in effect which affects the Company Properties (together with such additional leases approved or permitted pursuant to this

Merger Agreement, the "Leases"); (ii) renew or extend the term of any Lease, unless the same is an extension or expansion permitted pursuant to the terms of an existing Lease; or (iii) enter into any new Lease or cancel or terminate any Lease. When seeking consent to a new or modified Lease, the Company shall provide notice of the identity of the tenant, a term sheet, letter of intent or proposed lease containing material business terms (including, without limitation, rent, expense base, concessions, tenant improvement allowances, brokerage commissions, and expansion and extension options) and whatever credit and background information, if any, the Company then possesses with respect to such tenant. Purchaser shall be deemed to have consented to any proposed Lease or Lease modification if it has not responded to the Company within five (5) business days after receipt of such information. Upon Purchaser's approval or deemed approval, the Company shall be entitled to enter into a Lease on the standard lease form for such Company Property, without material change other than changes customarily made to leases to other comparable tenants of the Company Property. Purchaser hereby designates David H. Hoster II and Marshall
A. Loeb as individuals who will be available and authorized to grant Lease approvals. Notwithstanding anything in this Merger Agreement to the contrary, the Company may cancel or terminate any Lease or commence collection, unlawful detainer or other remedial action against any tenant without Purchaser's consent upon the occurrence of a default by the tenant under said Lease.

     Section 9.2  No Distributions.  Without the prior written consent of
                  ----------------
Purchaser, which consent may be withheld for any reason, between the date hereof and the Effective Date, the Company shall not declare, set aside or pay any dividends or distributions whether in cash or property. Notwithstanding anything to the contrary set forth in this Merger Agreement, nothing in this Merger Agreement shall prohibit the Company or any subsidiary of the Company from taking any action at any time or from time to time that in the reasonable judgment of the Company is necessary for the Company to maintain its qualification as a REIT within the meaning of Sections 856-860 of the Code for any period or portion thereof ending on or prior to the Effective Date including making dividend or distribution payments to shareholders; provided, however, that no dividends or distributions required to avoid the excise tax on undistributed REIT income under Section 4981 of the Code shall be deemed to be necessary for the Company to maintain its qualification as a REIT within the meaning of Sections 856-860 of the Code. In addition, the Company may declare, set aside and pay distributions to its shareholders (i) in an amount not to exceed $0.08 per Company Common Share and $0.08 per Company Preferred Share per calendar quarter which distributions will have record dates and payment dates substantially similar to such dates in 1997; or (ii) as required by the Company's Certificate. To the extent any dividends or distributions in excess of $0.08 per Company Common Share and $0.08 per Company Preferred Share per quarter are paid, the Common Share Offer Price, the Preferred Share Offer Price, the Common Merger Price and the Preferred Merger Price shall be reduced by the cumulative per share amount of such excess.

     Section 9.3  Maintenance of REIT Status.  Prior to the Effective Date,
                  --------------------------
unless Purchaser has consented to the contrary, Company shall take any such actions as may be necessary to maintain Company's status as a REIT for any period or portions thereof ending on or prior to the Effective Date. Following the Effective Date, Purchaser shall use its best efforts to take any such actions as may be necessary to maintain Company's status as a REIT for any period or portion thereof ending on or prior to the Effective Date.


                                   ARTICLE X

                             Additional Agreements

     Section 10.1  Access and Information.  The Company and its subsidiaries
                   ----------------------
shall afford to Purchaser and to Purchaser's accountants, counsel and other representatives full access during normal business hours (and at such other times as the parties may mutually agree) throughout the period prior to the Effective Date, to all of its properties, books, contracts, commitments, records and personnel and, during such period, the Company shall furnish promptly to Purchaser (a) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws; and (b) all other information concerning its business, properties and personnel as Purchaser may reasonably request. Each of the Company, Purchaser and Sub shall hold, and shall cause their respective employees and agents to hold, in confidence all such information.

     Section 10.2  Filings.  Purchaser, Sub and the Company shall make all
                   -------
necessary filings with respect to the Offer and the Merger under the Securities Act and the Exchange Act and the rules and regulations thereunder, under applicable Blue Sky or similar securities laws and under other applicable state or foreign securities laws, rules and regulations and shall use all reasonable efforts to obtain required approvals and clearances with respect thereto.

     Section 10.3  Indemnification and Insurance.
                   -----------------------------

                   (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Date, a director, trustee, officer, employee, fiduciary or agent of the Company or any of its subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he, she or it is or was a director, trustee, officer, employee or agent of the Company or any of its subsidiaries, or is or was serving at the request of the Company or any of its subsidiaries as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise; or (ii) this Merger Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Date, the parties hereto agree to cooperate and use their reasonable best efforts to defend against and respond thereto. It is understood and agreed that the Company shall indemnify and hold harmless, and after the Effective Date Purchaser shall indemnify and hold harmless, as and to the full extent permitted by applicable law, each Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including attorneys' fees and expenses), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Date),
(i) the Company, and the Purchaser after the Effective Date, shall promptly pay expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the full extent permitted by law;
(ii) the Indemnified Parties may retain counsel satisfactory to them, and the Company, and Purchaser after the Effective Date, shall pay all fees and expenses of such counsel for the Indemnified Parties within thirty days after statements therefor are received; and (iii) the Company and Purchaser will use their respective reasonable best efforts to assist in the vigorous defense of any such matter; provided, that neither the Company nor Purchaser shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and provided further that the Purchaser shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim indemnification under this Section 10.3, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Company and, after the Effective Date, Purchaser, thereof, provided that the failure to so notify shall not affect the obligations of the Company or Purchaser except to the extent such failure to notify materially prejudices such party.

                   (b) Purchaser agrees that all rights to indemnification existing in favor, and all limitations on the personal liability, of the Indemnified Parties provided for in the Company's Certificate or the Company's Bylaws or the charter or bylaws or similar organizational documents of any of its subsidiaries as in effect as of the date hereof with respect to matters occurring prior to the Effective Date shall survive the Merger and shall continue in full force and effect for a period of not less than three years from the Effective Date; provided, however, that all rights to indemnification in respect of any claim (a "Claim") asserted or made within such period shall continue until the disposition of such Claim. At or prior to the Effective Date, Purchaser shall purchase directors' and officers' liability insurance coverage for the Company's trustees and officers in a form acceptable to the Company which shall provide such trustees and officers with $10,000,000 of aggregate coverage for three years following the Effective Date and which shall have a retention of no more than $250,000. Purchaser may satisfy its obligations under this Section 10.3(b) by maintaining in force the Company's present directors' and officers' liability insurance coverage.

     Section 10.4  HSR Act; Other Action.  The Company, Sub and Purchaser shall,
                   ---------------------
to the extent required, (a) use their best efforts to file as soon as practicable notifications under the HSR Act in connection with the Merger and the transactions contemplated hereby, and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other governmental authority in connection with antitrust matters and
(b) use their best efforts to promptly take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate under applicable laws and regulations to consummate and make effective the transactions contemplated by this Merger Agreement as soon as practicable including, without limitation, if such action should be necessary to consummate the Merger or to avoid the commencement of a proceeding to enjoin or delay consummation of the Merger by any governmental authority, the proffer by Purchaser of its willingness to accept an order with respect to divestiture of assets and businesses of Purchaser or the Company and/or to hold separate such assets and businesses pending such divestiture.

     Section 10.5  Additional Agreements.
                   ---------------------

                   (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Merger Agreement, including using all reasonable efforts to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings and to lift any injunction or other legal bar to the Merger subject, however, in the case of the Merger Agreement, to the appropriate vote of the shareholders of the Company. Notwithstanding the foregoing, there shall be no action required to be taken and no action will be taken in order to consummate and make effective the transactions contemplated by this Merger Agreement if such action, either alone or together with another action, would result in a Material Adverse Effect.

                   (b) In case at any time after the Effective Date any further action is necessary or desirable to carry out the purposes of this Merger Agreement, the proper officers, directors and/or trustees of Purchaser, Sub and the Company shall take all such necessary action.

                   (c) The Company shall give prompt notice to Purchaser, and Purchaser or Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Merger Agreement becoming untrue or inaccurate in any respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Merger Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Merger Agreement.

     Section 10.6  Acquisition Proposals.
                   ---------------------

                   (a) Unless and until this Merger Agreement shall have been terminated in accordance with its terms, the Company agrees and covenants that
(i) neither it nor any Company subsidiary shall, and each of them shall direct and use its best efforts to cause its respective officers, trustees, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of the Company subsidiaries) not to, directly or indirectly, initiate, solicit or knowingly encourage any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) with respect to a merger, acquisition, tender offer, exchange offer, consolidation or similar transaction involving, or any purchase, sale, lease, issuance or other disposition (except as permitted under Section 9.1 hereof) of (A) 10% or more of the assets; (B) any equity securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 10% or more of the voting power;
(C) partnership interests; or (D) any transaction in which any person shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 10% or more of the equity securities, of the Company or any the Company subsidiary, other than the transactions contemplated by this Merger Agreement (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; (ii) the Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 10.6; and (iii) the Company will notify Purchaser immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, the Company and such notification will include the specific details with respect to any such inquiries, proposals, requests, negotiations or discussions.

                   (b) Notwithstanding anything set forth in this Merger Agreement to the contrary (i) the Board of Trustees of the Company may furnish information to or enter into discussions or negotiations with any person or entity that makes an unsolicited bona fide Acquisition Proposal, if, and only to the extent that, the Board of Trustees of the Company, after consultation with and based upon the advice of Preuss, Walker & Shanagher, LLP or another nationally recognized law firm selected by the Board of Trustees of the Company, determines in good faith that such action is required for the Board of Trustees to comply with its fiduciary duties to shareholders under applicable law, provided that prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, the Company provides written notice to Purchaser to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, and the Company keeps Purchaser regularly informed of the status of any such discussions or negotiations; and (ii) the Board of Trustees of the Company may, to the extent applicable, comply with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal.

     Section 10.7  Trustees.  Promptly upon the purchase by Purchaser or Sub of
                   --------
Company Preferred Shares and Company Common Shares pursuant to the Offer, Purchaser shall be entitled to designate three persons to serve on the Company's Board of Trustees, subject to compliance with Section 14(f) of the Exchange Act, if applicable. At such time, if requested by Purchaser, the Company will also cause each committee of the Board of Trustees of the Company to include persons designated by Purchaser constituting the same percentage of each such committee as Purchaser's designees are of the Board of Trustees of the Company. The Company shall, upon request by Purchaser, promptly exercise reasonable best efforts to secure the resignations of such number of trustees as is necessary to enable Purchaser's designees to be elected to the Board of Trustees of the Company in accordance with the terms of this Section 10.7 and to cause Purchaser's designees so to be elected. In no event shall the Company expand the Board of Trustees so that the total number of trustees shall exceed seven persons. The Company shall promptly take all action necessary pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this
Section 10.7 and shall include in the Schedule 14D-9 mailed to shareholders promptly after the commencement of the Offer (or in an amendment thereof or the Information Statement if Purchaser has not theretofore designated trustees) such information with respect to the Company and its officers and trustees as is required under Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 10.7.

     Section 10.8  Payment of Fees by the Company.  Promptly upon the purchase
                   ------------------------------
by Purchaser or Sub of Company Preferred Shares and Company Common Shares pursuant to the Offer, the Company shall pay (a) any amount owing Robert H. Gidel under the SAR Agreement; (b) any amount owing to Prudential Securities Incorporated under Section 7.16; and (c) the reasonable fees and disbursements of Pruess Walker & Shanagher, LLP for services rendered to the Company.


                                   ARTICLE XI

                              Conditions Precedent

     Section 11.1  Conditions Precedent to the Obligations of Each Party.  If
                   -----------------------------------------------------
the Offer is consummated, the obligations of Company, Sub and Purchaser to effect the Merger shall be subject to the fulfillment at or prior to the Effective Date of the following conditions:

                   (a) If approval of this Merger Agreement by Company shareholders is required by law, the holders of the shares of capital stock of the Company and the Sub entitled to vote thereon shall have duly approved this Merger Agreement and the transactions contemplated hereby, all in accordance with the requirements of the GBCL and the respective Certificate of Incorporation and Bylaws of the Company and Sub.

                   (b) No temporary restraining order, preliminary or permanent injunction or other order by any United States federal or state court or governmental body which prohibits the consummation of the transaction contemplated by this Merger Agreement shall have been issued; provided, however, that the parties shall have used all reasonable efforts to have such order or injunction vacated or reversed.

                   (c) If applicable, the waiting period (and any extension thereof) as prescribed by the regulations promulgated under the HSR Act shall have expired or shall have been terminated.

     Section 11.2  Additional Conditions Precedent to the Obligations of
                   -----------------------------------------------------
Purchaser and Sub If the Offer is not Consummated.  The obligations of Purchaser
-------------------------------------------------
and Sub to effect the Merger in the event that the Offer is not consummated and this Merger Agreement shall not have been terminated in accordance with its terms shall be subject to (a) the conditions specified in Sections 11.1(a) and 11.1(c); and (b) the following further conditions:

          (i) there shall not be threatened or pending by any governmental entity or any other person any suit, action or proceeding (in the case of a suit, action or proceeding by a person other than a governmental entity, such suit, action or proceeding having a reasonable likelihood of success), (A) challenging the acquisition by Purchaser or Sub of any Company Common Shares or Company Preferred Shares, seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Merger Agreement, or seeking to obtain from the Company, Purchaser or Sub any damages that are material in relation to the Company and its subsidiaries taken as a whole; (B) seeking to prohibit or limit the ownership or operation by the Company, Purchaser or any of their respective subsidiaries of a material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Purchaser and its subsidiaries, taken as a whole, or to compel the Company or Purchaser to dispose of or hold separate any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Purchaser and its subsidiaries, taken as a whole, as a result of the Offer, the Merger or any of the transactions contemplated by this Merger Agreement; (C) seeking to impose material limitations on the ability of Purchaser or Sub to acquire or hold, or exercise full rights of ownership of, any Company Common Shares or Company Preferred Shares including, without limitation, the right to vote such Company Common Shares or Company Preferred Shares on all matters properly presented to the shareholders of the Company; (D) seeking to prohibit Purchaser or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company or any of its subsidiaries; or (E) which otherwise is reasonably likely to have a Material Adverse Effect;

          (ii) there shall not be (A) any statute, rule, regulation, legislation, interpretation, judgment, order or injunction threatened, proposed, sought, enacted, entered, enforced, promulgated or deemed applicable to Purchaser, the Company, or any of their respective subsidiaries or the Merger, or (B) any other action taken by any governmental entity, other than the application to the Offer or the Merger of waiting periods under the HSR Act, if applicable, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (A) through (E) of paragraph (i) above;

          (iii) (A) the Board of Trustees of the Company or any committee thereof shall not have withdrawn or modified in a manner adverse to Purchaser or Sub its approval or recommendation of the Offer, the Merger or this Merger Agreement;

          (iv) there shall not have occurred (A) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index); (B) any extraordinary or material adverse change in the financial market or major stock exchange indices in the United States; (C) any material adverse change in United States currency exchange rates or a suspension of, or limitation on, the markets therefor; (D) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States; (E) any limitation (whether or not mandatory) by any governmental entity on, or other event that might materially affect, the extension of credit by banks or other lending institutions; or (F) in the case of any of the foregoing existing on the date of this Merger Agreement, a material acceleration or worsening thereof;

          (v) all of the representations and warranties of the Company set forth in this Merger Agreement shall be true and correct as of the date of the Merger Agreement and as of the Effective Date in all material respects (except to the extent such representations and warranties expressly relate to an earlier date); and

          (vi) the Company shall not have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under this Merger Agreement.


                                  ARTICLE XII

                       Termination, Amendment and Waiver

     Section 12.1  Termination.  This Merger Agreement may be terminated at any
                   -----------
time prior to the Effective Date, whether before or after approval by the shareholders of the Company:

                   (a) by mutual consent of the Board of Directors of Purchaser and the Board of Trustees of the Company;

                   (b) by either Purchaser or the Company if the Merger shall not have been consummated on or before August 31, 1998 (provided the terminating party is not otherwise in material breach of its representations, warranties or obligations under this Merger Agreement);

                   (c) by the Company if any of the conditions specified in
Article XI have not been met or waived by the Company at such time as such condition is no longer capable of satisfaction as long as the Company is not in breach of the Merger Agreement;

                   (d) by Purchaser or Sub if (i) any of the conditions specified in Article XI have not been met or waived by Purchaser at such time as such condition is no longer capable of satisfaction or (ii) there shall not have been a sufficient number of Company Common Shares and Company Preferred Shares tendered pursuant to the Offer in order to satisfy the Minimum Condition on or before April 30, 1998, as long as the Purchaser is not in breach of the Merger Agreement;

                   (e) by Purchaser or Sub if either Purchaser or Sub is entitled to terminate the Offer as a result of the occurrence of any event set forth in paragraph (c) of Exhibit A to this Merger Agreement;

                   (f) by the Company, if the Board of Trustees of the Company recommends to the Company's shareholders approval or acceptance of an Acquisition Proposal in accordance with Section 10.6 hereof; and

                   (g) by the Company, if either Purchaser or Sub is in material breach of its obligations under this Merger Agreement and such material breach shall not have been cured by Purchaser or Sub within five days after Purchaser or Sub receives notice thereof.

     Section 12.2  Effect of Termination.
                   ---------------------

                   (a) In the event of termination of this Merger Agreement by either Purchaser or the Company, as provided above, this Merger Agreement shall forthwith become void and (except for the willful breach of this Merger Agreement by any party hereto) there shall be no liability on the part of either the Company, Purchaser or Sub or their respective officers, trustees or directors; provided that Sections 12.2, 12.3, 12.4, 13.3 and 13.6 and the last sentence of Section 10.1 shall survive the termination.

                   (b) If (x) Purchaser terminates this Merger Agreement pursuant to Section 12.1(e), or pursuant to Section 12.1(b) as a result of a willful breach by the Company; or

                       (y) the Company terminates this Merger Agreement pursuant to Section 12.1(f); or

                       (z) during the pendency of the Offer a third party announces or proposes an Acquisition Proposal and Purchaser terminates this Merger Agreement under Section 12.1(d)(ii) and the Company thereafter consummates or enters into an agreement to consummate an Acquisition Proposal (with such third party or otherwise) within the one year period after such termination of this Merger Agreement;

                       then the Company shall pay to Purchaser an amount (the "Termination Amount") in cash equal to the sum of (i) $2,500,000, plus (ii) Purchaser's reasonable out-of-pocket costs and expenses in connection with this Merger Agreement and the transactions contemplated hereby, evidenced by documentation reasonably acceptable to the Company, in accordance with the provisions of Section 12.3.

                   (c) The parties acknowledge and agree that the provisions for payment of the Termination Amount are included herein in order to induce Purchaser to enter into this Merger Agreement and to reimburse Purchaser for incurring the costs and expenses related to entering into this Merger Agreement and consummating the transactions contemplated by this Merger Agreement. The parties hereto agree that the payment of the Termination Amount by the Company to Purchaser shall constitute liquidated damages with respect to any claim for damages which would otherwise be entitled to assert against the Company with respect to this Merger Agreement and the transactions contemplated hereby and shall constitute the only remedy to which Purchaser shall be entitled in connection therewith.

     Section 12.3  Payment of Termination Amount.
                   -----------------------------

                   (a) In the event that the Company is obligated to pay Purchaser the Termination Amount pursuant to Section 12.2 (the "Section 12.2 Amount"), the Company shall pay to Purchaser from the applicable Section 12.2 Amount deposited into escrow in accordance with the next sentence, an amount equal to the lesser of
(i) the Section 12.2 Amount and (ii) the sum of (A) the maximum amount that can be paid to Purchaser without causing Purchaser to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) or 856(c)(3)(A)-(I) of the Code ("Qualifying Income"), as determined by Purchaser's certified public accountants, plus (B) in the event Purchaser receives either
(1) a letter from Purchaser's counsel indicating that Purchaser has received a ruling from the Internal Revenue Service (the "IRS") described in Section 12.3(b)(ii) or (2) an opinion from Purchaser's counsel as described in Section 12.3(b)(ii), an amount equal to the Section 12.2 Amount less the amount payable under clause (A) above. To secure the Company's obligation to pay these amounts, the Company shall deposit into escrow an amount in cash equal to the
Section 12.2 Amount with an escrow agent selected by Purchaser and on such terms (subject to Section 12.3(b)) as shall be agreed upon by Purchaser and the escrow agent. The payment or deposit into escrow of the Section 12.2 Amount pursuant to this Section 12.3(a) shall be made within three days of the event which gives rise to the payment of the Section 12.2 Amount by wire transfer or bank check.

                   (b) The escrow agreement shall provide that the Section 12.2 Amount in escrow or any portion thereof shall not be released to Purchaser unless the escrow agent receives any one or combination of the following: (i) a letter from Purchaser's certified public accountants indicating the maximum amount that can be paid by the escrow agent to Purchaser without causing Purchaser to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from Purchaser's accountants revising that amount, in which case the escrow agent shall release such amount to Purchaser; or (ii) a letter from Purchaser's counsel indicating that Purchaser received a ruling from the IRS holding that the receipt by Purchaser of the Section 12.2 Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, Purchaser's legal counsel has rendered a legal opinion to the effect that the receipt by Purchaser of the Section 12.2 Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code), in which case the escrow agent shall release the remainder of the Section 12.2 Amount to Purchaser. The escrow agreement shall also provide that any portion of the Section 12.2 Amount held in escrow for five years shall be released by the escrow agent to the Company. The Company shall not be a party to such escrow agreement and shall not bear any cost of or have liability resulting from the escrow agreement.

                   (c) Notwithstanding anything to the contrary set forth in this Merger Agreement, in the event Purchaser is required to file suit to seek all or a portion of the Termination Amount and Purchaser prevails in such litigation, it shall be entitled to all expenses, including attorneys' fees and expenses, which it has incurred in enforcing its rights hereunder.

     Section 12.4  Payment to Company on Certain Termination.
                   -----------------------------------------

                   (a) In the event that (i) Purchaser or Sub are in material breach of this Merger Agreement and the Offer or the Merger are not consummated; or (ii) the Company terminates this Merger Agreement under Section 12.1(g), Purchaser shall pay to the Company an amount in cash equal to $2,500,000 (the "Damage Amount"). The parties to this Merger Agreement agree that in the event Purchaser or Sub breaches this Merger Agreement, actual damages would be difficult to determine and that the Damage Amount is a liquidated damage payment in lieu of such actual damages. Payment of the Damage Amount shall be the Company's sole and exclusive remedy for any material breach of this Merger Agreement by Purchaser or Sub; provided, however, that the Company may elect to seek remedies provided by Section 13.7 in which case the Company's sole and exclusive remedy for any material breach of this Merger Agreement shall be as provided by Section 13.7 and the Company will waive any and all rights to collection of the Damage Amount.

                   (b) In the event that Purchaser is obligated to pay the Company the Damage Amount pursuant to this Section 12.4, Purchaser shall pay to the Company from the applicable Damage Amount deposited into escrow in accordance with the next sentence, an amount equal to the lesser of (i) the Damage Amount and (ii) the sum of (A) the maximum amount that can be paid to the Company without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income as determined by the Company's certified public accountants, plus (B) in the event the Company receives either (1) a letter from the Company's counsel indicating that the Company has received a ruling from the IRS described in Section 12.4(c)(ii) or (2) an opinion from the Company's counsel as described in Section 12.4(c)(ii), an amount equal to the Damage Amount less the amount payable under clause (A) above. To secure Purchaser's obligation to pay these amounts, Purchaser shall deposit into escrow an amount in cash equal to the Damage Amount with an escrow agent selected by the Company and on such terms (subject to Section 12.4(b)) as shall be agreed upon by the Company and the escrow agent. The payment or deposit into escrow of the Damage Amount pursuant to this Section 12.4(b) shall be made within three days of the event which gives rise to the payment of the Damage Amount by wire transfer or bank check.

                   (c) The escrow agreement shall provide that the Damage Amount in escrow or any portion thereof shall not be released to the Company unless the escrow agent receives any one or combination of the following: (i) a letter from the Company's certified public accountants indicating the maximum amount that can be paid by the escrow agent to the Company without causing the Company to fail to meet the requirements of Section 856(C)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from the Company's accountants revising that amount, in which case the escrow agent shall release such amount to the Company; or (ii) a letter from the Company's counsel indicating that the Company received a ruling from the IRS holding that the receipt by the Company of the Damage Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, the Company's legal counsel has rendered a legal opinion to the effect that the receipt by the Company of the Damage Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code), in which case the escrow agent shall release the remainder of the Damage Amount to Purchaser. The escrow agreement shall also provide that any portion of the Damage Amount held in escrow for five years shall be released by the escrow agent to Purchaser. Purchaser shall not be a party to such escrow agreement and shall not bear any cost of or have liability resulting from the escrow agreement.

                   (d) Notwithstanding anything to the contrary set forth in this Merger Agreement, in the event the Company is required to file suit to seek all or a portion of the Damage Amount and the Company prevails in such litigation, it shall be entitled to all expenses, including attorneys' fees and expenses, which it has incurred in enforcing its rights hereunder.

     Section 12.5  Amendment.  This Merger Agreement may be amended by the
                   ---------
parties hereto, at any time before or after any required approval of matters presented in connection with the Merger by the shareholders of the Company; provided, however, that after any such approval, there shall not be made any amendment that by law requires further approval by such shareholders without the further approval of such shareholders. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     Section 12.6  Waiver.  At any time prior to the Effective Date, the parties
                   ------
hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties contained herein or in any documents delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party. The failure of any party to the Merger Agreement to assert any of its rights under the Merger Agreement or otherwise shall not constitute a waiver of those rights.


                                  ARTICLE XIII

                               General Provisions

     Section 13.1  Non-Survival of Representations, Warranties and Agreements.
                   ----------------------------------------------------------
Only those agreements and covenants of the parties which by their express terms apply in whole or in part after the Effective Date (including, inter alia, the agreements and covenants expressed in Article III and Sections 10.1, 10.3 and
10.4 and this Section 13.1) shall survive the Effective Date. All other representations, warranties, agreements and covenants shall expire at the Effective Date.

     Section 13.2  Notices.  All notices or other communications under this
                   -------
Merger Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, telex or other standard form of telecommunications, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

     If to the Company:

               Meridian Point Realty Trust VIII Co.
               c/o RMB Realty Inc.
               5400 LBJ Freeway, Suite 1470
               Dallas, Texas   75240
               Attention:  Robert H. Gidel
               Fax No.:    (972) 982-8655

     With a copy to:

               Preuss Walker & Shanagher, LLP
               595 Market Street
               San Francisco, CA 94105
               Attention:  Denis F. Shanagher, Esq.
               Fax No.:    (415) 978-2613


     If to Purchaser or Sub:

               EastGroup Properties, Inc.
               300 One Jackson Place
               188 East Capitol Street
               Jackson, Mississippi   39201
               Attention:  David H. Hoster II
                           President and Chief Executive Officer
               Fax No.:    (601) 352-1441

     With a copy to:

               Jaeckle Fleischmann & Mugel, LLP
               800 Fleet Bank Building
               Twelve Fountain Plaza
               Buffalo, New York 14202
               Attention:  Joseph P. Kubarek, Esq.
               Fax No.:    (716) 856-0432

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section.

     Section 13.3  Fees and Expenses.  Whether or not the Merger is consummated,
                   -----------------
all costs and expenses incurred in connection with this Merger Agreement and the transactions contemplated by this Merger Agreement shall be paid by the party incurring such expenses.

     Section 13.4  Publicity.  So long as this Merger Agreement is in effect,
                   ---------
Purchaser, Sub and the Company agree to consult with each other in issuing any press release or otherwise making any public statement with respect to the Offer, the Merger and the transactions contemplated by this Merger Agreement, and none of them shall issue any press release or make any public statement prior to such consultation, except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange. The commencement of litigation relating to this Merger Agreement or the transactions contemplated hereby or any proceedings in connection therewith shall not be deemed a violation of this Section 13.4.

     Section 13.5  Interpretation.  When a reference is made in this Merger
                   --------------
Agreement to subsidiaries of Purchaser or the Company, the word "subsidiaries" means corporations more than 50% of whose outstanding voting securities are directly or indirectly owned by Purchaser or the Company, as the case may be. The headings contained in this Merger Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Merger Agreement.

     Section 13.6  Miscellaneous.  This Merger Agreement (including the
                   -------------
documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof; (b) except as provided in Sections 10.3 and 10.4, is not intended to confer upon any other person any rights or remedies hereunder; (c) shall not be assigned by operation of law or otherwise; and (d) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Missouri (without giving effect to the provisions thereof relating to conflicts of law). This Merger Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

     Section 13.7  Specific Performance.  The parties hereto agree that
                   --------------------
irreparable damage could occur to the Company in the event that any of the provisions of this Merger Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Company shall be entitled to an injunction or injunctions to prevent breaches of this Merger Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction; provided, however, that in the event the Company elects to collect or attempt to collect the Damage Amount from Purchaser or Sub, payment of the Damage Amount shall be the Company's sole and exclusive remedy for any material breach of this Merger Agreement by Purchaser or Sub.

     IN WITNESS WHEREOF, Purchaser, Sub and the Company have caused this Merger Agreement to be signed by their respective officers thereunder duly authorized all as of the date first written above.

                                    EASTGROUP PROPERTIES, INC.



                                    By:     /s/ David H. Hoster II
                                          --------------------------------
                                          Name:  David H. Hoster II
                                          Title:  President

                                    EASTGROUP-MERIDIAN, INC.



                                    By:     /s/ David H. Hoster II
                                          --------------------------------
                                          Name:  David H. Hoster II
                                          Title:  President


                                    MERIDIAN POINT REALTY TRUST VIII CO.



                                    By:     /s/ Robert H. Gidel
                                          --------------------------------
                                          Name:  Robert H. Gidel
                                          Title:   Chief Executive Officer

                                                                       EXHIBIT A


                            CONDITIONS OF THE OFFER
                            -----------------------



          Notwithstanding any other term of the Offer or this Merger Agreement, Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Sub's obligation to pay for or return tendered Company Common Shares or Company Preferred Shares after the termination or withdrawal of the Offer), to pay for any Company Common Shares or Company Preferred Shares tendered pursuant to the Offer unless, (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer such number of Company Common Shares and Company Preferred Shares that, when added to Company Preferred Shares beneficially owned by Purchaser on the date hereof, will constitute two-thirds of the total number of shares of the capital stock of the Company entitled to vote on a merger under the Company's Certificate and the GBCL (the "Minimum Condition"); and (ii) any waiting period under the HSR Act applicable to the purchase of Company Common Shares and Company Preferred Shares pursuant to the Offer shall have expired or been terminated (the "HSR Condition"). Furthermore, notwithstanding any other term of the Offer or this Merger Agreement, Sub shall not be required to accept for payment or, subject as aforesaid, to pay for any Company Common Shares and Company Preferred Shares not theretofore accepted for payment or paid for, and may terminate the Offer if, at any time on or after the date of this Merger Agreement and before the acceptance of such shares for payment or the payment therefor, any of the following conditions exist (other than as a result of any action or inaction of Purchaser or any of its subsidiaries which constitutes a breach of this Merger Agreement):

          (a) there shall be threatened or pending by any governmental entity any suit, action or proceeding, (i) challenging the acquisition by Purchaser or Sub of any Company Common Shares or Company Preferred Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by this Merger Agreement, or seeking to obtain from the Company, Purchaser or Sub any damages that are material in relation to the Company and its subsidiaries taken as a whole; (ii) seeking to prohibit or limit the ownership or operation by the Company, Purchaser or any of their respective subsidiaries of a material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Purchaser and its subsidiaries, taken as a whole, or to compel the Company or Purchaser to dispose of or hold separate any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Purchaser and its subsidiaries, taken as a whole, as a result of the Offer or any of the other transactions contemplated by this Merger Agreement; (iii) seeking to impose material limitations on the ability of Purchaser or Sub to acquire or hold, or exercise full rights of ownership of, any Company Common Shares or Company Preferred Shares accepted for payment pursuant to the Offer including, without limitation, the right to vote such Company Common Shares and Company Preferred Shares on all matters properly presented to the shareholders of the Company; (iv) seeking to prohibit Purchaser or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company and its subsidiaries, taken as a whole; or (v) which otherwise is reasonably likely to have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole;

          (b) there shall be any statute, rules, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, or any other action shall be taken by any governmental entity or court, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

          (c) (i) the Board of Trustees of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Purchaser or Sub its approval or recommendation of the Offer, the Merger or this Merger Agreement, or approved or recommended any takeover proposal or (ii) the Company shall have entered into any agreement with respect to any Acquisition Proposal in accordance with Section 10.6 of this Merger Agreement;

          (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index); (ii) any extraordinary or material adverse change in the financial market or major stock exchange indices in the United States; (iii) any material adverse change in United States currency exchange rates or a suspension of, or limitation on, the markets therefor; (iv) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States; (v) any limitation (whether or not mandatory) by any governmental entity on, or other event that might materially affect, the extension of credit by banks or other lending institutions; or (vi) in the case of any of the foregoing existing on the date of this Merger Agreement, a material acceleration or worsening thereof;

          (e) any of the representations and warranties of the Company set forth in this Merger Agreement that are qualified as to materiality shall not be true and correct and any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case as of the date of this Merger Agreement and as of the scheduled expiration of the Offer;

          (f) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of the Company to be performed or complied with by it under this Merger Agreement;

          (g) the Merger Agreement shall have been terminated in accordance with its terms.

          The foregoing conditions are for the sole benefit of Sub and Purchaser and may, subject to the terms of the Merger Agreement, be waived by Sub and Purchaser in whole or in part at any time and from time to time in their sole discretion. The failure by Purchaser or Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.